Exhibit 99.1

NEWS RELEASE

NETGEAR, Inc.

NETGEAR® REPORTS FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS

    Fourth quarter 2005 net revenue increased to $121.8 million, 15.9% year-over-year growth
    Fourth quarter 2005 non-GAAP net income increased to $9.1 million, as compared to $7.6 million in the comparable prior year quarter, 19.7% year-over year-growth
    Fourth quarter 2005 non-GAAP diluted EPS of $0.27, as compared to $0.23 in the prior year, 17.4% year-over-year growth
    Fiscal year 2005 net revenue increased to $449.6 million, 17.4% year-over-year growth
    Fiscal year 2005 non-GAAP net income increased to $34.7 million, as compared to $23.7 million in the prior year, 46.4% year-over year-growth
    Fiscal year 2005 non-GAAP diluted EPS of $1.02, as compared to $0.73 in the prior year, 39.7% year-over-year growth
    Company expects first quarter 2006 net revenue to be in the range of $120 million to $127 million, with non-GAAP operating margin in the range of 11.5% to 12.0%

SANTA CLARA, Calif. -- February 16, 2006 -- NETGEAR, Inc. (NASDAQ: NTGR), a worldwide provider of technologically advanced, branded networking products, today reported financial results for the fiscal year and fourth quarter ended December 31, 2005.

Net revenue for the fiscal year 2005 was $449.6 million, a 17.4% increase as compared to $383.1 million for the fiscal year 2004. Net income, computed in accordance with GAAP, for the fiscal year 2005 was $33.6 million or $0.99 per diluted share. This net income was a 43.0% increase compared to net income of $23.5 million for the fiscal year 2004 or $0.72 per diluted share.

Non-GAAP net income for the fiscal year 2005 was $34.7 million, a 46.4% increase compared to non-GAAP net income of $23.7 million for the fiscal year 2004. Non-GAAP net income for the fiscal year 2005 excludes total net charges of $1.1 million, including litigation reserves, net of taxes, of $485,000, non-cash, stock-based compensation of $1.1 million, and a $433,000 net tax benefit from exercises of stock options. Non-GAAP net income for the fiscal year 2004 excludes non-cash, stock-based compensation of $1.7 million, and also excludes a $1.5 million net tax benefit from exercises of stock options. Non-GAAP net income was $1.02 per diluted share for the fiscal year 2005, compared to $0.73 per diluted share for the fiscal year 2004. The accompanying schedules provide a reconciliation of net income computed on a GAAP basis to net income computed on a non-GAAP basis.

Net revenue for the fourth quarter ended December 31, 2005 was $121.8 million, a 15.9% increase as compared to $105.1 million for the fourth quarter ended December 31, 2004, and $111.3 million in the third quarter of 2005. Net income, computed in accordance with GAAP, for the fourth quarter of 2005 was $8.9 million or $0.26 per diluted share. This net income was a 3.5% increase compared to net income of $8.6 million for the fourth quarter of 2004 or $0.26 per diluted share, and $8.6 million or $0.25 per diluted share in the third quarter of 2005.

Non-GAAP gross margin in the fourth quarter of 2005 was 31.3%, as compared to 32.9% in the year ago comparable quarter, and 35.2% in the third quarter of 2005. Non-GAAP operating margin was 11.4% in the fourth quarter of 2005, as compared to 11.4% in the fourth quarter of 2004, and 12.7% in the third quarter of 2005. In the fourth quarter of 2005, non-GAAP operating expenses were 19.9% of net revenue, as compared to 21.4% in the year ago comparable quarter, and 22.5% in the prior quarter.

Non-GAAP net income for the fourth quarter of 2005 was $9.1 million, a 19.7% increase compared to non-GAAP net income of $7.6 million for the fourth quarter of 2004. Non-GAAP net income for the fourth quarter of 2005 excludes total net charges of $278,000, including litigation reserves, net of taxes, of $122,000, non-cash, stock-based compensation of $168,000 and a $12,000 net tax benefit from exercises of stock options. Non-GAAP net income for the fourth quarter of 2004 excludes non-cash, stock-based compensation of $346,000, and also excludes a $1.3 million net tax benefit from exercises of stock options. Non-GAAP net income was $0.27 per diluted share in the fourth quarter of 2005, compared to $0.23 per diluted share in the fourth quarter of 2004. The accompanying schedules provide a reconciliation of net income computed on a GAAP basis to net income computed on a non-GAAP basis.

Patrick Lo, Chairman and Chief Executive Officer of NETGEAR, commented, "Demand for our products in the fourth quarter was strong across all three geographic regions. Unfortunately, the demand mix was weighted more than we expected towards our RangeMax™ and Super G DSL gateways and our 802.11g wireless routers, which limited our ability to meet demand and therefore negatively impacted our net revenue. Our supply constraints also resulted in the company's inability to replenish the channel towards the end of the quarter. Compared to the end of 2004, we ended the year with significantly fewer weeks of inventory in the channel in the U.S. Despite these challenges, we believe we gained share in all three markets, US, Europe and Asia Pacific for Q4 and fiscal year 2005."

"Overall, 2005 was another good year for NETGEAR as we continue to build on our brand momentum and reputation for high quality, innovative wireless products. Our product development and marketing teams continued to execute allowing us to introduce a record 58 new products, 13 of them in the fourth quarter. We are also encouraged by growth in the carrier channel, which represented about 8% of our revenue in the fourth quarter of 2005. Our RangeMax line of wireless products introduced in 2005 was our most successful wireless product introduction ever, as the RangeMax line quickly ascended to the #1 worldwide position for MIMO technology based products. We are also encouraged with our entry into the new category of mirrored disk sharing for the home and small business users. The sales of our Storage Central quickly grew to occupy the top selling position in this category worldwide. Our ProSafe™ Smart Switches continue to dominate in the segment of browser manageable switches. By consistently developing innovative, high performance and quality networking equipment, NETGEAR has become a trusted, industry-leading brand and we continue to grow faster than the overall industry. Underscoring our innovativeness and our strong international presence, NETGEAR was named by the UK CRN Magazine as Networking Vendor of the Year."

NETGEAR made several key product introductions for each of its targeted core markets in the fourth quarter. For the carrier market, we introduced the RangeMax All-in-one DSL 2+ Gateway, and our UMTS TD-CDMA Mobile Broadband Router with IP-Wireless. The latter is a new product category targeting a new class of broadband Internet service providers, the Mobile Operators. For the home market, the company introduced its next generation RangeMax 240 Router and RangeMax 240 Adapter, and expanded on NETGEAR's Powerline family with the introduction of an 85 Mbps Wall Plugged Ethernet Switch. For small businesses, NETGEAR expanded on its Smart Switch leadership with the introduction of the first stackable Smart Switches in the world. To date, more customers in North America have chosen NETGEAR Smart Switches than all other competitors combined in the category of browser manageable switches, the fastest growing category of switches in 2005. Finally, in the January 2006 International Consumer Electronics Show in Las Vegas, NETGEAR unveiled its new Skype WiFi Phone to overwhelming response and enthusiasm from media and interested customers.

Jonathan Mather, Executive Vice President and Chief Financial Officer of NETGEAR, said, "Our net revenue in the fourth quarter was hampered by the shift in product demand mix beyond our forecasted production limits. We are encouraged, however, by the in-market sell-through of our products and the year-on-year growth. In the fourth quarter, we increased our marketing spending on many strategic joint promotion opportunities with our biggest retail partners both in the U.S. and in Europe. This resulted in lower gross margin. We ended the fourth quarter 2005 with inventory at $51.9 million with turns of 6.5 compared to $46.9 million with turns of 6.2 at the end of the third quarter 2005, and $53.6 million with turns of 5.3 at the end of 2004. Days sales outstanding (DSO) was 77 in the fourth quarter of 2005 compared to 73 days in the third quarter of 2005 and 72 days at the end of 2004. Cash and short-term investments were $173.2 million compared to $152.6 million at the end of the third quarter of 2005, and $141.7 million at the end of 2004. Deferred revenue remained high at $4.3 million as compared to $4.7 million at the end of the prior quarter and $2.1 million at the end of 2004."

The U.S. retail channel inventory ended the fourth quarter of 2005 at 6.0 weeks as compared to 9.3 weeks in the fourth quarter of 2004 and 8.7 weeks in the third quarter of 2005. U.S. distribution channel inventory ended the fourth quarter of 2005 at 4.4 weeks, as compared to 5.6 weeks in the fourth quarter of 2004, and 4.1 weeks in the third quarter of 2005. European distribution channel inventory ended the fourth quarter of 2005 at approximately 5.2 weeks, as compared to approximately 3.5 weeks in the third quarter of 2005 and 5.4 weeks at the end of 2004. Asia Pacific distribution channel inventory ended the fourth quarter of 2005 at approximately 4.6 weeks, as compared to approximately 5.0 weeks in the third quarter of 2005, and 5.9 weeks at the end of 2004.

Net revenue by geography comprises gross revenue less such items as marketing incentives paid to customers, sales returns and price protection, which reduce gross revenue. In the fourth quarter of 2005, we refined our methodology for allocating marketing incentives that reduce gross revenue and now allocate them on a specific identification basis to the geography to which they relate. Previously marketing incentives were allocated based on each geography's gross revenue as a percentage of total gross revenue. Going forward we will report net revenue by geography using this refined methodology and will update historical periods to be comparable and consistent with the revised methodology. The following table shows net revenue by geography both under this revised methodology and under our prior methodology for the periods indicated:

Net revenue by geography:
	Three months ended						Year ended
	December 31, 2005		December 31, 2004		October 2, 2005		December 31, 2005		December 31, 2004
Revised methodology
North America	$52,411	43%	$48,656	46%	$53,627	48%	$199,208	44%	$186,836	49%
Europe, Middle-East and Africa	58,101	48%	48,491	46%	45,176	41%	199,951	45%	159,615	41%
Asia Pacific	11,253	9%	7,959	8%	12,514	11%	50,451	11%	36,688	10%
	$121,765	100%	$105,106	100%	$111,317	100%	$449,610	100%	$383,139	100%

Prior methodology
North America	$59,771	49%	$53,661	51%	$59,005	53%	$225,049	50%	$205,587	53%
Europe, Middle-East and Africa	52,463	43%	44,171	42%	41,562	37%	181,427	40%	144,590	38%
Asia Pacific	9,531	8%	7,274	7%	10,750	10%	43,134	10%	32,962	9%
	$121,765	100%	$105,106	100%	$111,317	100%	$449,610	100%	$383,139	100%

Looking forward, Mr. Lo added, "We are confident about our prospects given NETGEAR's substantial achievements over the past year, our competitive position, our sell-through momentum in all three regions, our market leading product portfolio and our efficient cost structure. We will remain active on the new product front as we continue to leverage our brand, channel and development strength. Our new Skype WiFi phone was well received during its introduction at CES, and we believe we have a first mover advantage, which we expect to take full advantage of. We are also excited about our latest RangeMax solution, the RangeMax 240. The RangeMax 240 will give users even greater range and data transmission speed. We also expect to see the introduction of draft 802.11n compliant wireless products in the coming months. For the first calendar quarter, we expect to benefit from continued momentum in all three of our regions. Specifically, we expect net revenue for the first quarter 2006 will be approximately $120 million to $127 million, with non-GAAP operating margin in the range of 11.5% to 12.0%. Finally, we expect the non-GAAP effective tax rate to be approximately 40.0%."

Investor Conference Call / Webcast Details

NETGEAR will review fourth quarter and fiscal year 2005 results and discuss management's expectations for the first quarter of 2006 today, Thursday, February 16, 2006 at 5:00PM EST (2:00PM PST). The dial-in number for the live audio call is (201) 689-8470. A live webcast of the conference call will be available on NETGEAR's website at http://www.netgear.com. A replay of the call will be available immediately following the call through 11:59 p.m. EST (8:59 p.m. PST) on Thursday, February 23, 2006 by telephone at (201) 612-7415 and via the web at www.netgear.com. The account number to access the phone replay is 3055 and the conference ID number is 188485.

About NETGEAR, Inc.

NETGEAR (Nasdaq: NTGR) designs technologically advanced, branded networking products that address the specific needs of small and medium business and home users. The Company's product offerings enable users to share Internet access, peripherals, files, digital multimedia content and applications among multiple personal computers and other Internet-enabled devices. NETGEAR is headquartered in Santa Clara, Calif. For more information, visit the company's Web site at http://www.netgear.com or call (408) 907-8000.

©2005 NETGEAR, Inc. NETGEAR®, the NETGEAR Logo, ProSafe and RangeMax are trademarks or registered trademarks of Netgear, Inc. in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. Information is subject to change without notice. All rights reserved. Maximum wireless signal rate derived from IEEE Standard 802.11 specifications. Actual data throughput will vary. Network conditions and environmental factors, including volume of network traffic, building materials and construction, and network overhead, lower actual data throughput.

Contacts:
Doug Hagan Director, Corporate Marketing NETGEAR, Inc. (408) 907-8053 doug.hagan@netgear.com	David Pasquale Executive Vice President, Investor Relations The Ruth Group (646) 536-7006 dpasquale@theruthgroup.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements represent NETGEAR, Inc.'s expectations or beliefs concerning future events and include statements, among others, regarding NETGEAR's expected revenue, earnings, operating income and tax rate on both a GAAP and non-GAAP basis, anticipated new product offerings, current and future demand for the Company's existing and anticipated new products, willingness of consumers to purchase and use the Company's products, and ability to increase distribution and market share for the Company's products domestically and worldwide. These statements are based on management's current expectations and are subject to certain risks and uncertainties, including, without limitation, the following: future demand for the Company's products may be lower than anticipated; consumers may choose not to adopt the Company's new product offerings or adopt competing products; the Company may be unsuccessful or experience delays in manufacturing and distributing its new and existing products; telecommunications service providers may choose to utilize competing products; the Company may be unable to collect receivables as they become due; the Company may fail to manage costs, including the cost of developing new products and manufacturing and distribution of its existing offerings; channel inventory information reported is estimated based on the average number of weeks of inventory on hand on the last Saturday of the quarter, as reported by certain of NETGEAR's customers. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company's periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled "Risk Factors Affecting Future Results", pages 19 through 28, in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2005, filed with the Securities and Exchange Commission on November 14, 2005. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Information:

To supplement our consolidated financial statements presented on a GAAP basis, NETGEAR uses non-GAAP measures of operating results, net income and income per share, which are adjusted to exclude certain expenses and tax benefits we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of NETGEAR's underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.

-- Tables Attached --

NETGEAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Net revenue	$ 121,765	$ 105,106	$ 449,610	$ 383,139

Cost of revenue:
Cost of revenue	83,613	70,577	297,764	260,155
Amortization of deferred stock-based compensation	34	40	147	163
Total cost of revenue	83,647	70,617	297,911	260,318
Gross profit	38,118	34,489	151,699	122,821

Operating expenses:
Research and development	3,158	2,566	12,544	9,916
Sales and marketing	17,725	16,271	70,970	61,514
General and administrative	3,389	3,707	14,310	14,513
Litigation reserves	202	-	802
Amortization of deferred stock-based compensation:
Research and development	68	78	293	400
Sales and marketing	45	134	375	733
General and administrative	21	94	249	392
Total operating expenses	24,608	22,850	99,543	87,468
Income from operations	13,510	11,639	52,156	35,353
Interest income	1,343	610	4,104	1,593
Other expense, net	(622)	(306)	(1,770)	(560)
Income before income taxes	14,231	11,943	54,490	36,386
Provision for income taxes	5,363	3,379	20,867	12,921
Net income	$ 8,868	$ 8,564	$ 33,623	$ 23,465

Net income per share:
Basic	$ 0.27	$ 0.27	$ 1.04	$ 0.77
Diluted	$ 0.26	$ 0.26	$ 0.99	$ 0.72

Weighted average shares outstanding
for net income per share:
Basic	32,945	31,152	32,351	30,441
Diluted	34,298	33,070	33,939	32,626

NETGEAR, INC.
NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Excluding litigation reserves, stock-based compensation and a tax benefit from stock option exercises that pertain to previously expensed stock-based compensation.
(in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Net revenue	$ 121,765	$ 105,106	$ 449,610	$ 383,139

Cost of revenue:
Cost of revenue	83,613	70,577	297,764	260,155
Total Cost of revenue	83,613	70,577	297,764	260,155
Gross profit	38,152	34,529	151,846	122,984

Operating expenses:
Research and development	3,158	2,566	12,544	9,916
Sales and marketing	17,725	16,271	70,970	61,514
General and administrative	3,389	3,707	14,310	14,513
Total operating expenses	24,272	22,544	97,824	85,943
Income from operations	13,880	11,985	54,022	37,041
Interest income	1,343	610	4,104	1,593
Other expense, net	(622)	(306)	(1,770)	(560)
Income before income taxes	14,601	12,289	56,356	38,074
Provision for income taxes	5,455	4,657	21,617	14,412
Net income	$ 9,146	$ 7,632	$ 34,739	$ 23,662
Net income per share:
Basic	$ 0.28	$ 0.24	$ 1.07	$ 0.78
Diluted	$ 0.27	$ 0.23	$ 1.02	$ 0.73
Weighted average shares outstanding for net income per share:
Basic	32,945	31,152	32,351	30,441
Diluted	34,298	33,070	33,939	32,626

NETGEAR, INC.
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)
(Unaudited)

	Three months ended			Year ended
	December 31, 2005			December 31, 2005
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Net revenue	$ 121,765	$ -	$ 121,765	$ 449,610	$ -	$ 449,610

Cost of revenue:
Cost of revenue	83,613	-	83,613	297,764	-	297,764
Amortization of deferred stock-based compensation	34	34	-	147	147	-
Total cost of revenue	83,647	34	83,613	297,911	147	297,764
Gross profit	38,118	(34)	38,152	151,699	(147)	151,846

Operating expenses:
Research and development	3,158	-	3,158	12,544	-	12,544
Sales and marketing	17,725	-	17,725	70,970	-	70,970
General and administrative	3,389	-	3,389	14,310	-	14,310
Litigation reserves	202	202	-	802	802	-
Amortization of deferred stock-based compensation:
Research and development	68	68	-	293	293	-
Sales and marketing	45	45	-	375	375	-
General and administrative	21	21	-	249	249	-
Total operating expenses	24,608	336	24,272	99,543	1,719	97,824
Income from operations	13,510	(370)	13,880	52,156	(1,866)	54,022
Interest income	1,343	-	1,343	4,104	-	4,104
Other expense, net	(622)	-	(622)	(1,770)	-	(1,770)
Income before income taxes	14,231	(370)	14,601	54,490	(1,866)	56,356
Provision for income taxes	5,363	(92)	5,455	20,867	(750)	21,617
Net income	$ 8,868	$ (278)	$ 9,146	$ 33,623	$ (1,116)	$ 34,739

Net income per share
Basic	$ 0.27		$ 0.28	$ 1.04		$ 1.07
Diluted	$ 0.26		$ 0.27	$ 0.99		$ 1.02
Weighted average shares outstanding
for net income per share:
Basic	32,945		32,945	32,351		32,351
Diluted	34,298		34,298	33,939		33,939

NETGEAR, INC.
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)
(Unaudited)

	Three months ended			Year ended
	December 31, 2004			December 31, 2004
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Net revenue	$ 105,106	$ -	$ 105,106	$ 383,139	$ -	$ 383,139

Cost of revenue:
Cost of revenue	70,577	-	70,577	260,155	-	260,155
Amortization of deferred stock- based compensation	40	40	-	163	163	-
Total cost of revenue	70,617	40	70,577	260,318	163	260,155
Gross profit	34,489	(40)	34,529	122,821	(163)	122,984

Operating expenses:
Research and development	2,566	-	2,566	9,916	-	9,916
Sales and marketing	16,271	-	16,271	61,514	-	61,514
General and administrative	3,707	-	3,707	14,513	-	14,513
Amortization of deferred stock- based compensation:
Research and development	78	78	-	400	400	-
Sales and marketing	134	134	-	733	733	-
General and administrative	94	94	-	392	392	-
Total operating expenses	22,850	306	22,544	87,468	1,525	85,943
Income from operations	11,639	(346)	11,985	35,353	(1,688)	37,041
Interest income	610	-	610	1,593	-	1,593
Other expense	(306)	-	(306)	(560)	-	(560)
Income before income taxes	11,943	(346)	12,289	36,386	(1,688)	38,074
Provision for income taxes	3,379	(1,278)	4,657	12,921	(1,491)	14,412
Net income	$ 8,564	$ 932	$ 7,632	$ 23,465	$ (197)	$ 23,662
Net income per share
Basic	$ 0.27		$ 0.24	$ 0.77		$ 0.78
Diluted	$ 0.26		$ 0.23	$ 0.72		$ 0.73
Weighted average shares outstanding for net income per share
Basic	31,152		31,152	30,441		30,441
Diluted	33,070		33,070	32,626		32,626

NETGEAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$ 90,002	$ 65,052
Short-term investments	83,180	76,663
Accounts receivable, net	104,269	82,203
Inventories	51,873	53,557
Deferred income taxes	11,503	11,114
Prepaid expenses and other current assets	9,882	7,151
Total current assets	350,709	295,740
Property and equipment, net	4,702	3,579
Goodwill	558	558
Other assets	328	361
Total assets	$ 356,297	$ 300,238

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 38,912	$ 52,742
Accrued employee compensation	7,743	5,534
Other accrued liabilities	66,279	50,966
Deferred revenue	4,304	2,143
Income taxes payable	3,055	3,659
Total current liabilities	120,293	115,044

Stockholders' equity:
Common stock	33	31
Additional paid-in capital	204,754	188,900
Deferred stock-based compensation	(468)	(1,882)
Accumulated other comprehensive loss	(90)	(7)
Retained earnings (accumulated deficit)	31,775	(1,848)
Total stockholders' equity	236,004	185,194
Total liabilities and stockholders' equity	$ 356,297	$ 300,238